Exhibit 99

Contact:  Karen Renza
                  Director of Stockholder Services
                  Tel:  (561) 394-9533
                  Fax:  (561) 392-8311

                                                          FOR IMMEDIATE RELEASE

January  15, 1998 Boca  Raton,  Florida --  Milestone  Properties,  Inc.  (NYSE:
MPI/MPI PRA) announced today that the Company entered into an agreement on January 9, 1998 with Societe Generale Securities Corporation (SGSC) pursuant to which SGSC was retained as a financial advisor to the Company and two of its affiliates, Washington General, Inc. and Madison Mortgage Co., Inc., in connection with the proposed sale by such affiliates of certain shopping center properties and the proposed sale by the Company of certain of its fee properties. The shopping center properties to be sold by Washington General are subject to wrap mortgages held by the Company which would need to be released prior to the sale of the properties. The fee properties to be sold and the wrap mortgage debt to be repaid in connection with such a transaction represent a substantial portion of the Company's real estate related assets. Neither the Company nor its affiliates currently has any understanding, commitment or agreement with any purchasers with respect to any such transaction, and no assurance can be given that the properties will be sold on terms satisfactory to the Company and its affiliates.

The Company, directly and through its wholly owned subsidiaries, is engaged in the business of owning, acquiring, managing, developing and investing in real estate and real estate related assets.


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